UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Updike, Lawrence A.
   39 Forest Acres Dr


   Ithaca, NY  14850
2. Issuer Name and Ticker or Trading Symbol
   Tompkins Trustco, Inc. (TMP)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   11/26/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Senior Vice President
   Operations Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  11/22/02    M        1,000         A  $15.5647                    D  Direct
Common Stock                                  11/22/02    S        1,000         D  $45.7500                    D  Direct
Common Stock                                  11/22/02    M        702           A  $15.5647                    D  Direct
Common Stock                                  11/22/02    S        702           D  $45.5000                    D  Direct
Common Stock                                  11/22/02    M        600           A  $15.5647                    D  Direct
Common Stock                                  11/22/02    S        600           D  $45.7500                    D  Direct
Common Stock                                  11/25/02    M        420           A  $15.5647                    D  Direct
Common Stock                                  11/25/02    S        420           D  $45.5000                    D  Direct
Common Stock                                  11/25/02    M        780           A  $20.9091                    D  Direct
Common Stock                                  11/25/02    S        780           D  $45.5000                    D  Direct
Common Stock                                  11/26/02    M        200           A  $20.9091                    D  Direct
Common Stock                                  11/26/02    S        200           D  $45.4000                    D  Direct
Common Stock                                  11/26/02    M        200           A  $20.9091                    D  Direct
Common Stock                                  11/26/02    S        200           D  $45.3000                    D  Direct
Common Stock                                  11/26/02    M        500           A  $20.9091                    D  Direct
Common Stock                                  11/26/02    S        500           D  $44.7500                    D  Direct
Common Stock                                  11/26/02    M        300           A  $20.9091                    D  Direct
Common Stock                                  11/26/02    S        300           D  $45.0000     0              D  Direct
Common Stock - 401K/ESOP                                                                         16,065         D  Direct
Common Stock - 401K/ESOP                                                                         5,712          I  by Spouse

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $19.2667                                                                                02/13/06
to buy)
Incentive Stock Option (right  $20.9091        11/25/02       M                          780                           12/30/04
to buy)
Incentive Stock Option (right  $20.9091        11/26/02       M                          200                           12/30/04
to buy)
Incentive Stock Option (right  $20.9091        11/26/02       M                          200                           12/30/04
to buy)
Incentive Stock Option (right  $20.9091        11/26/02       M                          500                           12/30/04
to buy)
Incentive Stock Option (right  $20.9091        11/26/02       M                          300                           12/30/04
to buy)
Incentive Stock Option (right  $23.6587                                                                                08/12/07
to buy)
Incentive Stock Option (right  $26.6250                                                                                09/14/10
to buy)
Incentive Stock Option (right  $42.9000                                                                                09/30/12
to buy)
Non-Qualified Stock Option     $15.5647        11/22/02       M                          1,000                         06/02/03
(right to buy)
Non-Qualified Stock Option     $15.5647        11/22/02       M                          702                           06/02/03
(right to buy)
Non-Qualified Stock Option     $15.5647        11/22/02       M                          600                           06/02/03
(right to buy)
Non-Qualified Stock Option     $15.5647        11/25/02       M                          420                           06/02/03
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right            Common Stock                   6,000                     6,000         D   Direct
to buy)
Incentive Stock Option (right  11/25/02  Common Stock                   780                                     D   Direct
to buy)
Incentive Stock Option (right  11/26/02  Common Stock                   200                                     D   Direct
to buy)
Incentive Stock Option (right  11/26/02  Common Stock                   200                                     D   Direct
to buy)
Incentive Stock Option (right  11/26/02  Common Stock                   500                                     D   Direct
to buy)
Incentive Stock Option (right  11/26/02  Common Stock                   300                       0             D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   3,750                     3,750         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   3,500                     3,500         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   5,000                     5,000         D   Direct
to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   1,000                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   702                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   600                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/25/02  Common Stock                   420                       0             D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Updike, Lawrence A.
DATE 11/26/02